Filed Pursuant to Rule 424(b)(3)

Registration No. 333-220302

Prospectus Supplement No. 5

(to Prospectus dated March 1, 2018)

GIGGLES N’ HUGS, INC.

SUBSCRIPTION RIGHTS TO PURCHASE UP TO 300,000,000 UNITS

CONSISTING OF UP TO 300,000,000 SHARES OF COMMON STOCK

AND WARRANTS TO PURCHASE UP TO 210,000,000 SHARES OF COMMON STOCK

This prospectus supplement no. 5 supplements the prospectus dated March 1, 2018, supplement nos. 1 and 2 dated March 8, 2018, supplement no. 3 dated March 14, 2018 and supplement no. 4 dated March 22, 2018 (collectively, the “Prospectus”), which form a part of our Registration Statement on Form S-1 (Registration No. 333-220302), relating to the distribution of non-transferable subscription rights to purchase up to an aggregate of 300,000,000 units.

We are filing this prospectus supplement to extend the expiration time of the rights offering from 5:00 P.M. Eastern time on April 2, 2018 to 5:00 P.M. Eastern time on April 16, 2018 (unless further extended).

This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus. To the extent there is a discrepancy between the information contained in this prospectus supplement and the information in the Prospectus, the information contained herein supersedes and replaces such conflicting information.

The exercise of subscription rights for our units involves a high degree of risk. See “Risk Factors” beginning on page 14 of the Prospectus as well as the risk factors and other information in any documents we incorporate by reference into the Prospectus to read about important factors you should consider before exercising your subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 3, 2018.